EXHIBIT 23.2

CONSENT OF MINE DEVELOPMENT ASSOCIATES

To the Board of Directors of Glamis Gold Ltd.

     We consent to the inclusion in this annual report on Form 40-F of Glamis Gold Ltd., of our verification of certain mineral reserves and contained ounces of Glamis Gold Ltd. which appears under the heading “Summary of Reserves and Other Mineralization – Proven and Probable Mineral Reserves” in Glamis Gold Ltd.’s Annual Information Form for the year ended December 31, 2004, which is included in this annual report as an exhibit.

MINE DEVELOPMENT ASSOCIATES

By: /s/ Neil Prenn
Its: President

Reno, Nevada
March 21, 2005]